Exhibit 23.1

Raymond Chabot Grant Thornton LLP Suite 2000 600 De La Gauchetiere Street West Montréal, Quebec H3B 4L8 T 514-878-2691

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into this post-effective amendment on Form S-3 to the Registration Statement on Form F-3 (File No. 333-284369) of IREN Limited of our reports each dated August 28, 2025, on the consolidated financial statements of IREN Limited and the effectiveness of internal control over financial reporting which appear in the Annual Report on Form 10-K for the year ended June 30, 2025, of IREN Limited. We also consent to the reference to us under the heading “Experts” in such registration statement and the prospectus and prospectus supplements included in such registration statement.

Yours very truly,

/s/ Raymond Chabot Grant Thornton LLP

Montreal, Quebec, Canada

August 28, 2025